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                          SPS TECHNOLOGIES, INC.

                  EXECUTIVE DEFERRED COMPENSATION PLAN II

                         SPS TECHNOLOGIES, INC.

                  EXECUTIVE DEFERRED COMPENSATION PLAN II

                 Original effective date December 7, 1989
            As most recently amended effective December 1, 1993

                                                                  PAGE


     ARTICLE I - PURPOSE . . . . . . . . . . . . . . . . . . . .   1


     ARTICLE II - DEFINITIONS . . . . . . . . . . . . . . . . ..   1

          2.1     "Account" . . . . . . . . . . . . . . . . . ..   1
          2.2     "Annualized Deferral Amount" . . . . . . . . .   1
          2.3     "Beneficiary" . . . . . . . . . . . . . . . ..   1
          2.4     "Board" . . . . . . . . . . . . . . . . . . ..   1
          2.4(a)  "Cause" . . . . . . . . . . . . . . . . . . ..   1
          2.5     "Change of Control" . . . . . . . . . . . . ..   2
          2.6     "Committee" . . . . . . . . . . . . . . . . ..   4
          2.7     "Compensation" . . . . . . . . . . . . . . . .   4
          2.8     "Deferral Commitment" . . . . . . . . . . . ..   4
          2.9     "Deferral Period" . . . . . . . . . . . . . ..   4
          2.10    "Determination Date" . . . . . . . . . . . . .   4
          2.11    "Director" . . . . . . . . . . . . . . . . . .   4
          2.12    "Director-Participant" . . . . . . . . . . . .   4
          2.12(a) "Disability" . . . . . . . . . . . .  . . . . .  4
          2.13    "Early Retirement Date" . . . . . . . . . . . .  5
          2.14    Intentionally left blank . . . . . . . . . . ..  5
          2.15    "Employee" . . . . . . . . . . . . . . . . . ..  5
          2.16    "Employee-Participant" . . . . . . . . . . . ..  5
          2.17    "Employer" . . . . . . . . . . . . . . . . . ..  5
          2.18    "Exchange Act" . . . . . . . . . . . . . . . ..  5
          2.18(a) "Executive Severance Agreement" . . . . . . . .  5
          2.19    "Fees" . . . . . . . . . . . . . . . . . . . ..  5
          2.20    "Initial Deferral Period". . . . . . . . . . ..  5
          2.21    "Interest" . . . . . . . . . . . . . . . . . ..  6
          2.22    "Normal Retirement Date" . . . . . . . . . . ..  6
          2.23    "Participant" . . . . . . . . . . . . . . . . .  6
          2.24    "Participation Agreement" . . . . . . . . . . .  6
          2,25    "Participating Subsidiary" . . . . . . . . . ..  6
          2.26    "Plan" . . . . . . . . . . . . . . . . . . . ..  7
          2.27    "Plan Benefit" . . . . . . . . . . . . . . . ..  7
          2.28    "Plan Year" . . . . . . . . . . . . . . . . . .  7
          2.29    "Retirement" . . . . . . . . . . . . . . . . ..  7
          2.30    "Retirement Account" . . . . . . . . . . . . ..  7
          2.31    "RIP" . . . . . . . . . . . . . . . . . . . . .  7
          2.31(a) "SERP" . . . . . . . . . . . . . . . . . . . ..  7

          2.31(b) "Senior Executive Severance Plan" . . . . . . .  7
          2.32    "Severance of Employment" . . . . . . . . . . .  7
          2.33    "Severance of Service" . . . . . . . . . . . ..  7
          2.34    "Smoker" . . . . . . . . . . . . . . . . . . ..  7
          2.35    "SPS" . . . . . . . . . . . . . . . . . . . . .  7
          2.36    "Subsequent Deferral Period" . . . . . . . . ..  7
          2.37    "Suicide" . . . . . . . . . . . . . . . . . . .  7
          2.38    "Termination Account" . . . . . . . . . . . . .  8
          2.39    "Triggering Termination" . . . . . . . . . . ..  8


     ARTICLE III - PARTICIPATION AND DEFERRAL COMMITMENTS . . . .  8

          3.1     Eligibility and Participation . . . . . . . . .  8
          3.2     Form of Deferral; Maximum and Minimum Deferral . 8
          3.3     Commitment Limited by Retirement . . . . . . . . 9
          3.4     Modification of Deferral Commitment . . . . . .. 9


     ARTICLE IV - DEFERRED COMPENSATION ACCOUNTS . . . . . . . ..  10

          4.1     Deferral of Compensation or Fees . . . . . . ..  10
          4.2     Determination of Accounts . . . . . . . . . . .  10
          4.3     Statement of Accounts . . . . . . . . . . . . .  10


     ARTICLE V - PLAN BENEFITS . . . . . . . . . . . . . . . . ..  10

          5.1     Retirement Benefit . . . . . . . . . . . . . ..  10
          5.2     Disability Benefit . . . . . . . . . . . . . ..  10
          5.3     Death Benefit . . . . . . . . . . . . . . . . .  11
          5.4     Severance Benefit . . . . . . . . . . . . . . .  12
          5.5     Pre-Termination Withdrawals . . . . . . . . . .  12
          5.6     Incomplete Deferral Commitment . . . . . . . ..  12
          5.7     Form of Benefit Payment . . . . . . . . . . . .  13
          5.8     Withholding; Payroll Taxes . . . . . . . . . ..  14
          5.9     Commencement of Payments . . . . . . . . . . ..  14
          5.10    Full Payment of Benefits . . . . . . . . . . ..  14
          5.11    Payment to Guardian . . . . . . . . . . . . . .  14
          5.12    Responsibilities for Payment . . . . . . . . ..  14
          5.13    Acceleration of Plan Benefits . . . . . . . . .  15


     ARTICLE VI - BENEFICIARY DESIGNATION . . . . . . . . . . . .  15

          6.1     Beneficiary Designation . . . . . . . . . . . .  15
          6.2     Amendments . . . . . . . . . . . . . . . . . ..  15
          6.3     No Beneficiary Designation . . . . . . . . . ..  15
          6.4     Death of Beneficiary . . . . . . . . . . . . ..  16

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     ARTICLE VII - ADMINISTRATION . . . . . . . . . . . . . . . .  16

          7.1     Designation of Committee . . . . . . . . . . ..  16
          7.2     Duties of Committee . . . . . . . . . . . . . .  16
          7.3     Agents . . . . . . . . . . . . . . . . . . . .   16
          7.4     Binding Effect of Decisions . . . . . . . . ..   16
          7.5     Indemnity of Committee . . . . . . . . . . . .   17

     ARTICLE VIII - CLAIMS PROCEDURE . . . . . . . . . . . . . .   17

          8.1     Claim . . . . . . . . . . . . . . . . . . . ..   17
          8.2     Denial of Claim . . . . . . . . . . . . . . ..   17
          8.3     Review of Claim . . . . . . . . . . . . . . ..   17
          8.4     Final Decision . . . . . . . . . . . . . . . .   17
          8.5     Enforcement; No Set-off . . . . . . . . . . ..   18


     ARTICLE IX - AMENDMENT, MODIFICATION AND TERMINATION OF PLAN  18

          9.1     Amendment . . . . . . . . . . . . . . . . . ..   18
          9.2     Modification . . . . . . . . . . . . . . . . .   19
          9.3     Board's Right to Terminate . . . . . . . . . .   19
          9.4     Change of Control . . . . . . . . . . . . . ..   19


     ARTICLE X - MISCELLANEOUS . . . . . . . . . . . . . . . . .   20

          10.1    No Funding . . . . . . . . . . . . . . . . . .   20
          10.2    Insurance . . . . . . . . . . . . . . . . . ..   20
          10.3    Conflicting Provisions . . . . . . . . . . . .   20
          10.4    Nonassignability . . . . . . . . . . . . . . .   20
          10.5    Not a Contract of Employment . . . . . . . . .   20
          10.6    Protective Provisions . . . . . . . . . . . ..   21
          10.7    Terms . . . . . . . . . . . . . . . . . . . ..   21
          10.8    Captions . . . . . . . . . . . . . . . . . . .   21
          10.9    Governing Law . . . . . . . . . . . . . . . ..   21
          10.10   Validity . . . . . . . . . . . . . . . . . . .   21
          10.11   Notice . . . . . . . . . . . . . . . . . . . .   21
          10.12   Successors . . . . . . . . . . . . . . . . . .   21

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                         SPS TECHNOLOGIES, INC.

                   EXECUTIVE DEFERRED COMPENSATION PLAN


                                 ARTICLE I

                                  PURPOSE

               The purpose of this Executive Deferred Compensation Plan is to provide current tax planning opportunities as well as supplemental funds upon retirement or death for directors and key management employees (and their beneficiaries) of SPS Technologies, Inc. and certain of its subsidiaries which elect to participate in the Plan. It is intended that the Plan will aid in retaining and attracting directors and employees of exceptional ability by providing such individuals with these benefits.


                                ARTICLE II

                                DEFINITIONS

               For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise.

               2.1 "Account" means the Retirement Account or the Termination Account maintained as recordkeeping accounts by the Employer.

               2.2 "Annualized Deferral Amount" means, with respect to any Participant, an amount equal to the total dollar amount of a Deferral Commitment divided by four (4).

               2.3 "Beneficiary" means the person, persons or entity designated by the Participant, or as provided in Article VI, to receive any Plan Benefit payable after a Participant's death.

               2.4  "Board" means the Board of Directors of SPS.

               2.4(a)"Cause" means misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of employee's duties, which gross negligence has had an adverse effect on the Company's business, operations, assets or properties so as to materially adversely affect the financial condition of the Company and its subsidiaries taken as a whole.

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              2.5  A "Change of Control" shall be deemed to have
     taken place if (i) any Person (except the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, or an Exempted Person), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of twenty percent (20%) or more of the Common Stock of the Company then outstand-ing, (ii) an Exempted Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of thirty percent (30%) or more of the Common Stock of the Company, or (iii) during any thirty-six (36) month period,
     (A) individuals who were directors at the beginning of such period (the "Initial Directors") cease for any reason to con-stitute a majority of the Board, unless (B) the Initial Directors, plus other directors who became directors subsequent to the beginning of the thirty-six (36) month period and whose election and nominations for election by the Company's share-holders were on each such occasion during the thirty-six (36) month period approved by a vote of at least two-thirds (2/3) of the Initial Directors then in office, constitute a majority of the Board. If a Person as described in subsection (i) or an Exempted Person as described in subsection (ii) inadvertently becomes a Beneficial Owner of the Company's Common Shares aggregating the amounts described in either of subsections (i) or
     (ii) above, and as soon as practicable divests (without exercising or retaining any power, including voting, with respect to such shares) a sufficient amount of such shares so as to hold less than the amounts described therein, after notice by the Company that such Person or Exempted Person, as appropriate, will be deemed by the Company to have caused a Change of Control unless such divestiture is made, then, despite the provisions of subsections (i) or (ii) as applicable, a Change of Control shall not be deemed to have taken place.

               For the purposes of this Section 2.5:

                    (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                    (b) A Person shall be deemed the "Beneficial Owner" of any securities:
                         (i) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of warrants, options, conversion rights, exchange rights, or other rights or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;
                        (ii) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or
                       (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company;
     provided, however, that nothing in this Subsection (b) shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition.

                    (c)  "Exchange Act" shall mean the Securities
     Exchange Act of 1934, as amended.

                    (d) "Exempted Person" shall mean the group known as GAMCO Investors/Gabelli Funds, Inc. as identified in the most recent Schedule 13D filed by such group prior to the date hereof, unless and until such group or any Person in such group, together with all Affiliates and Associates of such group or any Person in such group, becomes the Beneficial Owner of thirty percent (30%) or more of the Common Shares of the Company then outstanding.
     The purchaser, assignee or transferee of Common Shares of the Company of an Exempted Person shall not be an Exempted Person.

                    (e) "Person" shall mean any individual, firm, corporation, partnership, or other entity.

                    (f) "Subsidiary" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

               2.6 "Committee" means the Executive Compensation and Stock Option Committee of the Board.

               2.7 "Compensation" means the base earnings of an Employee-Participant for employment with an Employer, calculated according to the regular monthly rates paid to the Employee-Participant. Compensation does not include bonuses, expense reimbursements, or any form of non-cash remuneration and benefits.

               2.8 "Deferral Commitment" means the total amount to be deferred by a Participant during the Deferral Period pursuant to the Participant's Participation Agreement.

               2.9  "Deferral Period" means the Initial Deferral
     Period and any Subsequent Deferral Period.

              2.10 "Determination Date" means the last day of each calendar month.

              2.11  "Director" means a member of the Board.

              2.12 "Director-Participant" means any Participant who participates or has participated in the Plan by reason of being a Director.

             2.12(a) "Disability" means a disability which qualifies the Participant for benefits under the SPS Technologies, Inc. Long Term Disability Plan or any other disability of a nature which in the judgment of the Committee, relying upon such professional advice as the Committee deems appropriate under the circumstances, prevents a Participant from performing his employment obligations to Employer. In the absence of fraud, the Committee's determination shall be conclusive.

              2.13 "Early Retirement Date" means the first day of the calendar month coincident with or next following the date on which an Employee-Participant is eligible to commence receipt of benefits in accordance with RIP and/or SERP.

              2.14  Intentionally left blank

              2.15 "Employee" means a person who is employed by an Employer and designated by the Committee in accordance with 3.1(a)(i).

              2.16 "Employee-Participant" means any Participant who participates or has participated in the Plan by reason of being an Employee.

              2.17  "Employer" means SPS or any Participating
     Subsidiary or any successors to the businesses thereof. For the purposes of this Plan, SPS and each Participating Subsidiary shall be considered separate Employers and each separate corporation shall be treated as the Employer only with respect to its own employees.

              2.18 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              2.18 (a) "Executive Severance Agreement" means an agreement between SPS and certain select management employees (including Participants) dated as of December 1, 1988, as such agreement may be amended or restated from time to time, or any similar severance agreement entered into after December 1, 1988, which provides for compensation and benefits (as set forth in the agreement) in the event that there is a Triggering Termination of such employee as that term is defined in the Executive Severance Agreement. In the event that such an agreement is not in effect for a Participant at a particular point in time relevant under the terms of this Plan, Executive Severance Agreement shall mean the most recent agreement, as defined in the preceding sentence, in effect between the Company and the Participant.

              2.19 "Fees" means all amounts, including annual fees and committee fees, payable to Director-Participants as remuneration for service on the Board and committees thereof. Fees do not include expense reimbursements.

              2.20 "Initial Deferral Period" means the period from January 1, 1990 through December 31, 1993.

              2.21 "Interest" means interest computed at the interest rate provided below.

                    (a) Termination Account Interest. The interest rate applicable to a Termination Account shall be the effective annual rate of six percent (6%).

                    (b) Retirement Account Interest. The interest rate applicable to a Retirement Account for a Plan Year shall be the greater of the effective annual rate of eight percent (8%) or the effective annual yield on Moody's Average Corporate Bond Yield Index for the three (3) calendar months September through November immediately preceding the Plan Year in which the interest is credited to a Participant's Account, as published by Moody's Investors Service, Inc. (or any successor thereto), or, if such monthly index is no longer published, a substantially similar index selected by the Committee (the Base Interest Rate). Retirement Account Interest shall also include the additional effective annual rate of four percent (4%) for a Participant who is not a Smoker commencing with the date upon which such Participant is determined not to be a Smoker, and three percent (3%) otherwise (the Supplemental Interest Rate).

              2.22 "Normal Retirement Date" means, with respect to an Employee - Participant, the first day of the calendar month coincident with or next following the date on which such Employee-Participant attains age sixty-five (65) and, with respect to a Director-Participant, the first day of the calendar month coincident with or next following the date on which such Director-Participant undergoes a Severance of Service. An Employee-Participant whose Severance of Employment is within thirty-six (36) months following a Change of Control of SPS or is with the prior written approval of the Employer shall be deemed to have retired at Normal Retirement Date, without regard to his age or calendar years of service.

              2.23 "Participant" means any individual whose name is set forth in Schedule A attached hereto (as it may be amended from time to time) and any Director who is participating or has participated in this Plan as provided in Article III. An individual who is both a Director and an Employee may participate in this Plan as a Director-Participant and/or an Employee-Participant.

              2.24 "Participation Agreement" means the agreement filed by a Participant with respect to his participation in the Plan for the Deferral Period.

              2.25 "Participating Subsidiary" means any affiliated or subsidiary corporation of SPS which elects to participate in the

     Plan and which has been approved for participation in the Plan by the Board.

              2.26 "Plan" means the SPS Technologies, Inc. Executive Deferred Compensation Plan II, effective December 7, 1989, as set forth herein and as amended from time to time.

              2.27 "Plan Benefit" means the benefit payable to a Participant as calculated in sections 5.1, 5.2, 5.3 and 5.4.

              2.28 "Plan Year" means the calendar year, and the first Plan Year shall begin January 1, 1990.

              2.29  "Retirement" means Severance of Employment or
     Severance of Service at or after the Participant's Normal
     Retirement Date or Early Retirement Date.

              2.30 "Retirement Account" means an account to which amounts deferred by a Participant shall be credited for recordkeeping purposes by the Employer.

              2.31 "RIP" means the SPS Technologies, Inc. Retirement Income Plan maintained by an Employer.

              2.31(a) "SERP" means the SPS Technologies, Inc.
     Supplemental Executive Retirement Plan.

              2.31(b) "Senior Executive Severance Plan" means the SPS Technologies Senior Executive Severance Plan, originally adopted December 14, 1992, as amended from time to time.

              2.32 "Severance of Employment" means the termination of the employment relationship (voluntarily or involuntarily) between an Employee-Participant and all Employers.

              2.33 "Severance of Service" means the termination of the independent contractor relationship (voluntarily or involuntarily) between a Director-Participant and SPS.

              2.34 "Smoker" means a Participant who is determined by the Committee to not qualify for non-smoker life insurance premium rating.

              2.35  "SPS" means SPS Technologies, Inc.

              2.36 "Subsequent Deferral Period" means any four (4) year period designated by the Committee as a Deferral Period for one or more individuals subsequent to the Initial Deferral
     Period.

              2.37 "Suicide" means the death of a Participant under circumstances that would permit any insurance company that has issued a policy of life insurance to SPS for that Participant not to make payment under the life insurance policy.

              2.38 "Termination Account" means an account to which amounts deferred by a Participant shall be credited for recordkeeping purposes by the Employer.

              2.39 "Triggering Termination" means a severance of employment which is a Triggering Termination under either the Executive Severance Agreement or the Senior Executive Severance Plan.

                                ARTICLE III

                  PARTICIPATION AND DEFERRAL COMMITMENTS

               3.1  Eligibility and Participation.

                    (a) Eligibility. Eligibility to participate in the Plan is limited to:

                         (i)  those Employees designated by the
     Committee, as set forth in Schedule A; and

                         (ii) any Director who is a member of the Board when such Director files a timely Participation Agreement.

                    (b) Participation. An eligible individual may elect to participate in the Plan by filing with the Committee a Participation Agreement no later than December 31, 1989, or upon becoming an eligible employee. Such Participation Agreement shall be effective only with regard to Compensation or Fees earned after the Participation Agreement is filed with the Committee.

               3.2 Form of Deferral; Maximum and Minimum Deferral. A Participant may elect in the Participation Agreement one of the following Deferral Commitments.

                    (a) Employee Deferral Commitment. An Employee who wishes to participate must elect to defer from his Compensation an Annualized Deferral Amount which is at least $5,000 per Plan Year for a total of at least $20,000 for the Deferral Period and not more than the amount set forth on Schedule A. The Annualized Deferral Amount shall be withheld from the Employee-Participant's Compensation in equal monthly installments during each Plan Year of the Deferral Period.

                    (b) Director Deferral Commitment. A Director who is not an employee who wishes to participate may elect up to a maximum of $8,000 per Plan Year during the Deferral Period. A Director who is also an Employee and who wishes to participate as a Director may elect to defer up to a maximum of $2,000 per Plan Year during the Deferral Period. The Annualized Deferral Amount shall be withheld from the Director-Participant's Fees in approximately proportionate installments during each Plan Year of the Deferral Period.

               3.3  Commitment Limited by Retirement.  If a
     Participant intends to retire prior to the end of a Deferral
     Period, the Participant may elect, with the Committee's consent, an alternative Deferral Commitment as follows:

                    (a) If Retirement will occur prior to the end of the Deferral Period, the Participant may elect in the Participation Agreement to discharge his Deferral Commitment over a period which ends at the intended date of Retirement in equal monthly installments if he is an Employee-Participant or approximately proportionate installments if he is a Director-Participant;

                    (b)  If, subsequent to the filing of a
     Participation Agreement, the Participant decides to retire prior to the end of the Deferral Period, the Participant may elect to:

                         (i) accelerate the discharge of the remaining balance of his Deferral Commitment. The accelerated deferrals shall be made over the period from the first day of the calendar year following the receipt by the Committee of such election to the date of the Participant's Retirement in equal monthly installments if he is an Employee-Participant and in approximately proportionate installments if he is a Director-Participant; or

                        (ii) if the Participant continues after
     Retirement to render services to Employer as a consultant, complete the deferral commitment out of amounts payable for such services, commencing the first day of the calendar year following the receipt by the Committee of such election.

               3.4 Modification of Deferral Commitment. A Deferral Commitment shall be irrevocable except that the Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment, if the Committee determines that the Participant has suffered a severe financial hardship.

                                ARTICLE IV

                      DEFERRED COMPENSATION ACCOUNTS

               4.1 Deferral of Compensation or Fees. The amount of Compensation or Fees that a Participant elects to defer shall be withheld and credited to the Participant's Account as the non-deferred portion of Compensation or Fees becomes payable. Any withholding of taxes or other amounts with respect to deferred Compensation or Fees which is required by state, federal or local law shall be withheld from the Participant's non-deferred Compensation or Fees.

               4.2 Determination of Accounts. Each Participant's Retirement Account and Termination Account as of each Determination Date shall consist of the balance of the Participant's Account as of the immediately preceding Determination Date, reduced by any intervening distributions therefrom and increased by any additional portion of the Deferral Commitment credited thereto and Interest earned thereon since the immediately preceding Determination Date. Interest earned shall be calculated as of each Determination Date based upon the balance of the Account at the preceding Determination Date, using the monthly equivalent of the appropriate effective annual interest rate.

               4.3 Statement of Accounts. The Committee shall submit to each Participant, within sixty (60) days after the close of each Plan Year, a statement setting forth the balance as of the end of the Plan Year to the credit of each Account maintained for the Participant. The Committee may at such time(s) as it determines provide to such Participant(s) as it selects a statement setting forth the balance as of any date to the credit of such Account(s) maintained for the Participant(s).


                                 ARTICLE V

                               PLAN BENEFITS

               5.1 Retirement Benefit. Subject to section 5.6, each Participant whose Severance of Employment or Severance of Service is by reason of Retirement shall be entitled to a benefit equal to the amount of the Participant's Retirement Account.

               5.2  Disability Benefit.

                    (a) Employee-Participant. Subject to Section 5.6, each Employee-Participant who suffers a Disability that continues without interruption until he begins to receive a benefit from RIP and/or SERP, whichever first occurs, shall be entitled to a benefit equal to the amount of the Employee-Participant's Retirement Account.

                    (b) Director-Participant. Subject to section 5.6, each Director-Participant whose Severance of Service is by reason of a Disability shall be entitled to a benefit equal to the amount of the Director-Participant's Retirement Account.

               5.3  Death Benefit.

                    (a) Death Not by Suicide. Upon the death of a participant (except by Suicide), the Participant's Beneficiary shall be entitled to one of the following:

                         (i)  After Severance of Employment or
     Service. If the Participant dies after Severance of Employment or Severance of Service, the remaining unpaid balance of the Participant's applicable Account shall be paid in the same form as the Participant was entitled to receive under Section 5.7, except that, where the Participant has elected the form of benefit payment provided under Section 5.7(a), the Committee, in its absolute discretion, may pay the amount due in a single sum, but only if requested by the deceased Participant's personal representative or, if there is no personal representative appointed, by the deceased Participant's Beneficiary.

                        (ii)  Before Severance of Employment or
     Service. If a Participant dies prior to Severance of Employment or Severance of Service, the Participant's Retirement Account balance plus an amount equal to twice the Participant's total Deferral Commitment for all Deferral Periods shall be paid in the form elected by the Participant under Section 5.7, except that, where the Participant has elected the form of benefit payment provided under Section 5.7(a), the Committee, in its absolute discretion, may pay the amount due in a single sum, but only if requested by the deceased Participant's personal representative or, if there is no personal representative appointed, by the deceased Participant's Beneficiary. For the purposes of this
     Section 5.3(a)(ii), a Participant who dies while under Disability and is not at that time entitled to a benefit under Section 5.2, shall be deemed to have died prior to Severance.

                    (b)  Death by Suicide.  Upon the death of a
     Participant by Suicide, the amount payable shall be the Participant's Termination Account Balance. Whether the death by Suicide occurs before or after Severance of Employment or Severance of Service, this benefit shall be payable in the same form as the Participant was entitled to receive under Section

     5.7, except that, where the Participant has elected the form of benefit payment provided under Section 5.7(a), the Committee, in its absolute discretion, may pay the amount due in a single sum, but only if requested by the deceased Participant's personal representative or, if there is no personal representative appointed, by the deceased Participant's Beneficiary.

               5.4  Severance Benefit.

                    Employee-Participant. Each Employee-Participant whose Severance of Employment is for reasons other than Retirement or death or who suffers a Disability that does not continue until he begins to receive a benefit from RIP and/or SERP and who does not return to active employment with the Employer within the period during which right to reinstatement is provided under the Employer's policies from time to time in effect shall be entitled to a benefit equal to the amount of the Employee-Participant's:

                    (a)  Retirement Account, if the severance is
     involuntary (which term shall include any Triggering Termination under an Executive Severance Agreement or the Senior Executive Severance Plan) and not for Cause; or

                    (b) Termination Account, if the severance is voluntary, or for Cause.

               5.5  Pre-Termination Withdrawals.

                    Hardship Distributions. Upon a finding that a Participant has suffered a severe and immediate financial hardship, the Committee may, in its sole discretion, allow distributions from the Participant's Account prior to the time otherwise specified for payment of Plan Benefits. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant's requirements during the financial hardship and shall not exceed the Termination Account balance at the time of the distribution or, for an Employee-Participant with a Disability at the time of distribution, the Retirement Account balance.

               5.6  Incomplete Deferral Commitment.

                    (a) Death (Except by Suicide), Disability or Change of Control. If the Participant fails to complete the Deferral Commitment because of death (except by Suicide), Disability, or Severance of Employment or Severance of Service within thirty-six (36) months following a Change of Control of SPS, Plan Benefits shall be equal to the amount of the Participant's Retirement Account.

                         (i) If the Participant fails to complete the Deferral Commitment because of death (except by Suicide), or Severance of Employment or Severance of Service within thirty-six
     (36) months following a Change of Control of SPS, the Retirement Account shall include the portion of the Deferral Commitment then withheld and credited to the Participant's Account.

                        (ii) If the Participant fails to complete the Deferral Commitment because of Disability, the Retirement Account shall be credited with the entire Deferral Commitment over the remainder of the Deferral Period.

                    (b)  Otherwise.  If the Participant fails to
     complete the Deferral Commitment for reasons other than those specified in (a) above, then, unless the Deferral Commitment is modified pursuant to Section 3.4, Plan Benefits shall be equal to the amount of the Participant's Termination Account.

               5.7 Form of Benefit Payment. Except as otherwise provided under the Plan, the Plan Benefit shall be paid in one of the forms provided below, as irrevocably elected by the Participant in his initial Participation Agreement, except that where the Participant has elected the form of benefit payment provided under (a) below, the Committee, in its absolute discretion, may pay the amount due in a single sum, but only if requested by the Participant.

                    (a) Installments. Equal monthly installments of the applicable Account amortized over a period of not more than one hundred and eighty (180) months. The installments paid during the first Plan Year of the period the Plan Benefit is payable shall be amortized as of the date the first installment is paid over the installment period on the basis of the minimum Interest that could have been earned on a Retirement Account for such Plan Year. The installments paid during each subsequent Plan Year of the period the Plan Benefit is payable shall be amortized as of the first day of such Plan Year over the then remaining installment period on the basis of the minimum Interest that could have been earned on a Retirement Account for each such subsequent Plan Year. The applicable Account of the Participant shall continue to be credited with Interest under sections 2.21 and 4.2 during the period Plan Benefits are payable.

                    (b)  Single sum.  A single sum payment.

                    (c)  Notwithstanding any contrary election,
     payment from a Termination Account, or from the Retirement
     Account of a Director-Participant who has served as a director for less than 5 years, shall be made in a lump sum.

               5.8 Withholding; Payroll Taxes. The Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant's wages for the federal or any state or local government.

               5.9 Commencement of Payments. Payment of a Plan Benefit shall commence to an Employee-Participant or his Beneficiary at the absolute discretion of the Committee, but, except as provided in the penultimate sentence, not later than as of the January 1 following the month in which the event giving rise to payment occurs, provided that, if the event giving rise to payment is Retirement, and the Participant is at least sixty-two (62) years of age, but less than sixty-five (65) years of age, then not later than January 1, following the month in which he becomes sixty-five (65). Payment of a Plan Benefit to a Director-Participant or his Beneficiary shall commence as of the January 1, following the date of the Director's Severance of Service as determined by the Committee. If the event giving rise to payment occurs after November 1 of any year, the payment shall commence no later than March 1 of the following year. All payments shall be made as of the first day of the month.

              5.10 Full Payment of Benefits. Notwithstanding any other provision of this Plan, all benefits not paid by the time the Participant attains or would have attained age eighty (80) shall be paid in a single sum at that time.

              5.11 Payment to Guardian. If a Plan Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan Benefit. Such distribution shall completely discharge the Committee and the Employer from all liability with respect to such Plan Benefit.

              5.12 Responsibilities for Payment. The Plan Benefit shall be paid by the Employer(s) employing the Employee-Participant during the respective Deferral Period(s) on account of which such Plan Benefit is payable. Plan Benefits payable by any Participating Subsidiary or former Participating Subsidiary shall be guaranteed by SPS. Plan Benefits shall be paid to Director-Participants by SPS. No other Employer or employee, officer, director or agent of any Employer shall have any liability for payments hereunder.

              5.13  Acceleration of Plan Benefits.

                    (a) In the event that benefits payable under this Plan are secured pursuant to the terms of a trust, then, if after a Change of Control (as such term may be defined in the trust instrument) the trust is terminated, the benefits so secured shall become immediately payable under this Plan in a lump sum, calculated in accordance with 5.13(b) where applicable, anything to the contrary contained herein notwithstanding.

                    (b) In the case where a Participant has elected the form of benefit payment described in Section 5.7(a), then if, after a Change of Control, such Participant's benefit is secured pursuant to the terms of a trust, or paid, within thirty-six (36) months following a Change of Control, in a lump sum benefit equal to the amount of such Participant's Retirement Account, the amount so secured or paid shall be calculated so as to include the then present value of Retirement Account Interest which would have accrued if payment were to commence immediately and be paid in accordance with such Participant's election. Such present value shall be determined by discounting the sum of total future payments assumed to be made at the Retirement Account Interest rate, at a rate equal to the Base Interest Rate.


                                ARTICLE VI

                          BENEFICIARY DESIGNATION

               6.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his or her Beneficiary or Beneficiaries (both primary and secondary) to whom the Plan Benefit shall be paid in the event of his or her death prior to complete distribution to the Participant of the Plan Benefit due him or her. Each beneficiary designation shall be in a written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant's lifetime.

               6.2 Amendments. Any Beneficiary designation form may be changed by a Participant without the consent of any designated Beneficiary or other person by the filing of a new beneficiary designation form with the Committee. The filing of a new benefi-ciary designation form will cancel all beneficiary designation forms previously filed.

               6.3 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above or if the Beneficiary designated by a deceased Participant predeceases the Participant, the Committee shall direct such Participant's Plan Benefit (or the balance thereof) to be distributed as follows:

                    (a) to the Participant's surviving spouse, if any; or
                    (b) if the Participant shall have no surviving spouse, then to the Participant's estate.

               6.4 Death of Beneficiary. If the Beneficiary designated by a deceased Participant dies before receiving complete distribution of the Plan Benefit and no other effective beneficiary designation is in effect, the Committee shall direct that the balance of such Plan Benefit be distributed to such beneficiary as the Beneficiary shall designate, or if no such designation is in effect, then to the Beneficiary's estate.


                                ARTICLE VII

                              ADMINISTRATION

               7.1 Designation of Committee. This Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan, but shall not participate in any decision of the Committee made with respect to such Participant's receipt of benefits hereunder.

               7.2 Duties of Committee. The Committee shall be responsible for interpretation of Plan provisions and approval of benefit payments to the extent such responsibility has not been allocated under the Plan to another entity, and subject to and in accordance with the provisions hereof shall determine all questions arising under the Plan. The Committee may also make such rules and regulations and prescribe such forms and procedures for the conduct of its meetings and administrative duties as it deems appropriate. The Committee shall endeavor to act by general rules so as not to discriminate in favor of any person.

               7.3 Agents. The Committee shall appoint an individual to be the Committee's agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

               7.4 Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan, except to the extent that a court of competent jurisdiction shall decide to the contrary.

               7.5 Indemnity of Committee. SPS shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.


                               ARTICLE VIII

                             CLAIMS PROCEDURE

               8.1 Claim. Any person claiming a Plan Benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

               8.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

                    (a)  the reason(s) for denial, with specific
     reference to the Plan provision(s) on which the denial is based;

                    (b) a description of any additional material or information required and an explanation of why it is necessary; and
                    (c) an explanation of the Plan's claim review procedure.

               8.3 Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days of the filing of such claim or request may request review by notice given in writing to the Committee within 60 days. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

               8.4 Final Decision. The decision on review shall normally be made within thirty (30) days of the filing of such request, except that if special circumstances exist, the claimant shall be notified and the decision shall be made within sixty
     (60) days. The decision shall be in writing and shall state the reason(s) therefor and shall reference the relevant plan provision(s).

               8.5   Enforcement; No Set-off

                    (a) In the event that SPS shall fail or refuse to make payments of any amounts due the Participant under the Plan, SPS shall pay to the Participant, in addition to the payment of any other sum provided in the Plan, interest, compounded daily, on any amount remaining unpaid from the date payment is required until paid to the Participant, at the rate from time to time announced by CoreStates Bank, N.A. as its "prime rate" plus four percent (4%), each change in such rate to take effect on the effective date of the change in such prime rate.

                    (b) It is the intent of the parties that the Participant not be required to incur any expenses associated with the enforcement of his rights under the Plan by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant under the Plan. Accordingly, SPS shall pay the Participant on demand the amount necessary to reimburse the Participant in full for all expenses (including all attorneys' fees and legal expenses) incurred by the Participant in enforcing any of the obligations of SPS under this Plan.

                    (c)  SPS's obligation to make the payments
     provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which SPS may have against the Participant or others.


                                ARTICLE IX

              AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

               9.1 Amendment. Except as provided in Section 9.4, the Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Account maintained pursuant to any existing Participation Agreement(s) under the Plan nor to establish an interest rate (a) in the case of the Retirement Account lower than the greater of the effective rate of eight percent (8%) or the effective annual yield on Moody's Average Corporate Bond Yield Index for the three (3) calendar months

     September through November immediately preceding the Plan Year in which the interest is credited to a Participant's Account, as published by Moody's Investors Service, Inc. (or any successor thereto), or, if such monthly index is no longer published, a substantially similar index selected by the Committee, or (b) in the case of the Termination Account lower than the effective annual yield on the monthly average for one year U.S. Treasury Constant Maturities for the three (3) calendar months, September through November, immediately preceding the Plan Year in which the interest is credited to a Participant's Account, as published by the Board of Governors of the Federal Reserve System (or any successor thereto), or if such monthly average is no longer published, a substantially similar index selected by the Committee. Any change in the definition of Interest so as to decrease the interest rate shall not become effective until the first day of the Plan Year which follows the adoption of the amendment.

               9.2 Modification. Notwithstanding any provision of the Plan to the contrary, the Committee shall have the right to deny participation in the Plan, or to modify the terms of the Plan, as applied to any person not insurable at standard rates.

               9.3 Board's Right to Terminate. The Board may at any time terminate the Plan as to any or all Employers if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of any or all Employers. In such event, the Employers (or any Employer as to whom the Plan has been terminated) shall have no further liability or obligation under the Plan or the Participant's Participation Agreement, provided that the Participant is paid the full amount of the Participant's Retirement Account in a single sum as of the date of termination of this Plan, or in equal installments over a period of not more than five (5) years, as the Board may determine. If the Participant has elected the form of benefit payment described in Section 5.7(a), the amount paid shall be calculated so as to include the then present value of Retirement Account Interest which would have accrued if payment were to commence immediately and be paid in accordance with such Participant's election. Such present value shall be determined by discounting the sum of total future payments assumed to be made at the Retirement Account Interest rate, at a rate equal to the Base Interest Rate.

               9.4 Change of Control. Upon a Change of Control the Board shall be precluded from amending the Plan and for a period of three (3) years, commencing on the effective date of the Change of Control, from terminating the Plan.

                                 ARTICLE X

                               MISCELLANEOUS

              10.1 No Funding. The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future, and Participants and their Beneficiaries, heirs, successors and assigns shall have no further legal or equitable rights, interest or claims in any property or assets of the Employer.

              10.2 Insurance. The Employer shall have the right, but not the obligation, to purchase one or more policies of life insurance upon the life of a Participant. In the event such policies are purchased, they shall be owned by the Employer, and no Participant, their Beneficiaries, heirs, successors and assigns shall have any right or interest therein. Each Participant shall, however, cooperate in the application for, and in the maintenance of, such insurance in any way in which requested to do so by the Employer.

              10.3 Conflicting Provisions. To the extent that any provision of this Plan conflicts with any provision of the Executive Severance Agreement or the Senior Executive Severance Plan, the provision of the Executive Severance Agreement or the Senior Executive Severance Plan, as the case may be, shall prevail, and this Plan shall be deemed to have been amended to the extent thus required.

              10.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

              10.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him or her at any time.

              10.6 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

              10.7 Terms. Wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

              10.8 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

              10.9 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania.

             10.10 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

             10.11 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, at the principal address of SPS. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

             10.12 Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

               Pursuant to resolution of the Board, this instrument is to be effective as of December 7, 1989.

                                                                  Schedule A
                                                             Effective 1/1/90

                        EXECUTIVE DEFERRED COMPENSATION PLAN II
                          JANUARY 1, 1990 TO DECEMBER 31, 1993

                                                                 ANNUALIZED
                                                         1990    THEREAFTER
                                MAXIMUM    DEFERRAL    DEFERRAL      TO
     MANAGEMENT                 DEFERRAL  COMMITMENT    AMOUNT    12/31/90
     ----------                --------  ----------   --------   --------
      J.R. Selby               $400,000    $400,000    $100,000   $100,000
      H.J. Wilkinson            225,252     225,252      56,313     56,313
      T.R. O'Neill              150,000     150,000      37,500     37,500
      E.H. Kottcamp             141,000      54,000        0        18,000
      A.B. Belden               105,000     105,000      26,250     26,250
      J.P. McGrath               65,000      65,000      16,250     16,250
      H.W. Antes                 48,800      48,800      12,200     12,200
      R.M. Groves                47,600      47,600      11,900     11,900
      A. Nerenberg               46,000      46,000       6,571     13,143
      S.E. Engelman              40,000      40,000      10,000     10,000
      J.M. Morrash               34,800      20,000       5,000      5,000
      R.H. Garreth               72,500      72,000      10,286     20,571
      D.L. Hinmon                70,000      70,000      17,500     17,500
      R.A. Walker                70,000      70,000      17,500     17,500
      W.T. Benecki               65,000      65,000      16,250     16,250
      R.E. Schwer                61,500      61,500       4,731     18,923
      B.S. Freeston              52,500      52,500      13,125     13,125
      P.W. Wallace               50,000      50,000      12,500     12,500

      DIRECTORS
      ---------
      J.F. Lubin                $32,000      32,000       8,000      8,000
      A.C. Menke                 32,000      32,000       8,000      8,000
      P.F. Miller, Jr.           32,000      32,000       8,000      8,000
      F.J. Skinner               32,000      32,000       8,000      8,000
      S.W. McConnell             32,000      32,000       8,000      8,000
      J.R. Selby                  8,000       8,000       2,000      2,000
      H.J. Wilkinson              8,000       8,000       2,000      2,000

                                                                 Schedule A-1
                                                   Effective  January 1, 1994


                       Executive Deferred Compensation Plan II

                        January 1, 1994 to December 31, 1997

                                                            Annualized
                                                   1994     Thereafter
                      Maximum        Deferred     Deferred       to
     Management       Deferral      Commitment     Amount    12/31/97
     ----------       --------      ----------    --------  ----------

     Charles W. Grigg  $400,000      $400,000     $100,000   $100,000